Exhibit 5

Opinion re: legality

October 7, 2003

Novatel Wireless, Inc.

9255 Towne Centre Drive

San Diego, CA 92121

Ladies and Gentlemen:

This opinion is being furnished to you in connection with Amendment No. 1 to a Registration Statement (File No. 333-53692) on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 4,222,743 additional shares of the common stock, $0.001 par value per share (the “Shares”), of Novatel Wireless, Inc. (the “Company”). The Shares are to be issued and sold from time to time pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan (the “Plan”).

As the Company’s General Counsel, I am familiar with the proceedings that the Company and its stockholders have taken in connection with the authorization, reservation and registration of the Shares.

I have examined those instruments, documents and records which I have deemed relevant and necessary for the basis of the opinion hereinafter expressed. In such examination, I have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to me as copies, and (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates that I have reviewed in connection herewith.

Based upon the foregoing, it is my opinion that the Shares have been duly authorized and, when issued and sold in accordance with the terms of the Plan, at prices in excess of the par value thereof, will be validly issued, fully paid and nonassessable shares of capital stock of the Company.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ PATRICK T. WATERS

Patrick T. Waters General Counsel Novatel Wireless, Inc.